FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-200321

DATED MAY 10, 2017

STATE STREET CORPORATION

$750,000,000 Fixed-to-Floating Rate Notes due 2023

Pricing Details

Issuer:	State Street Corporation

Security:	Fixed-to-Floating Rate Notes due 2023

Aggregate Principal Amount:	$750,000,000

Trade Date:	May 10, 2017

Settlement Date (T+3):	May 15, 2017

Maturity Date:	May 15, 2023

Price to Public (Issue Price):	100%

Pricing Benchmark:	UST 1.875% Notes due April 30, 2022

Benchmark Yield:	1.933%

Spread to Benchmark:	+ 72 basis points

Fixed Rate Period:	From, and including, May 15, 2017, to, but excluding, May 15, 2022

Floating Rate Period:	From, and including, May 15, 2022, to, but excluding, the Maturity Date

Fixed Rate Coupon:	2.653%, payable semi-annually in arrears during the Fixed Rate Period

Floating Rate Coupon:	A floating rate equal to the Floating Rate Index plus 0.635%, reset quarterly, payable quarterly in arrears during the Floating Rate Period

Floating Rate Index:	Three-month U.S. Dollar LIBOR

Floating Rate Interest Determination Dates:	Two London business days prior to the first day of each interest period during the Floating Rate Period

Floating Rate Reset Frequency:	Quarterly during the Floating Rate Period

Interest Payment Dates:

Fixed Rate Period: Each May 15 and November 15, commencing on November 15, 2017 and including May 15, 2022

Floating Rate Period: Each of August 15, 2022, November 15, 2022, February 15, 2023 and the Maturity Date

Optional Redemption:	We may redeem the notes, at our option, in whole, but not in part, on May 15, 2022, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date

Calculation Agent:	State Street Bank and Trust Company (or appointed successor)

Day Count Convention:	Fixed Rate Period: 30/360 Floating Rate Period: Actual/360

Business Day:	Fixed Rate Period: Boston and New York Floating Rate Period: Boston, London and New York

Business Day Convention:	Fixed Rate Period: Following Floating Rate Period: Modified Following

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Currency:	U.S. Dollars

CUSIP:	857477 AZ6

ISIN:	US857477AZ63

Expected Ratings*:	A1 / A / AA- / AA (low) (Moody’s / S&P / Fitch / DBRS)

Joint Book-Running Managers:	Morgan Stanley BofA Merrill Lynch Goldman Sachs & Co. LLC UBS Investment Bank

Co-Managers:	Citigroup Deutsche Bank Securities Wells Fargo Securities, LLC

Junior Co-Managers:	Blaylock Van, LLC Ramirez & Co., Inc.

All terms used and not otherwise defined in this final term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement, dated May 10, 2017.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649, BofA Merrill Lynch toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or UBS Investment Bank toll-free at 1-888-827-7275.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.